Exhibit 16.1

March 26, 2004

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously the principal accountants for Bar Harbor Bankshares and Subsidiaries, and on February 19, 2004, we reported on the consolidated financial statements of Bar Harbor Bankshares and Subsidiaries as of and for the two years ended December 31, 2003 and 2002. On March 26, 2004, we were dismissed as principal accountants of Bar Harbor Bankshares and Subsidiaries. We have read Bar Harbor Bankshares and Subsidiaries’ statements included under Item 4 of its Form 8-K dated March 29, 2004, and we agree with such statements.

Very truly yours,

/S/ Berry, Dunn, McNeil & Parker

Berry, Dunn, McNeil & Parker

Portland, Maine